                                                                    Exhibit 10.8

HEDMAN RESOURCES LIMITED

3875 Keele Street
Suite 400, North York
Toronto, Ontario, Canada
M3J 1N6

--------------------------------------------------------------------------------
DISTRIBUTOR AGREEMENT
--------------------------------------------------------------------------------
        By this Agreement, made as of this 15 day of December 2000 by and between HEDMAN RESOURCES LIMITED, 3875 Keele street, suite 400 North York, Toronto, Ontario, Canada, ("HEDMAN") and Contemporary Trading and Investments Ltd. Trident Trust Company (B.V.I.) Trident Chambers Wickhams Cay Road Town, Tortola British Virgin Islands.
--------------------------------------------------------------------------------
        1.    APPOINTMENT, ACCEPTANCE AND PRODUCT

              Hedman authorizes Distributor to sell Hedman products, listed in the Distributor Agreement Supplement ("Supplement") attached to this Agreement ("Product(s)"), on a nonexclusive basis, so long as Distributor continues to solicit, service and supply customers in Distributors primary area of responsibility specified in the supplement to Hedman's sole satisfaction. Terms and conditions of sale and pricing specified hereunder are premised on sales within a domestic primary area of responsibility and the market conditions prevailing therein, accordingly, unless Distributor's specified primary area of responsibility is outside the United States, Hedman will have the option, upon the number of days prior written notice listed in the supplement, to change the pricing, terms and conditions herein, if Distributor resells Product(s) for ultimate shipment to locations outside the United States.

              Distributor accepts the authorization and agrees to use its best efforts to maintain, promote and increase trade in Product(s) and to maintain a reasonable level of Product inventory to meet customer needs.

       2.     TERM OF AGREEMENT

              This Agreement shall be effective as of the date first written above through December 31 of the same year, and shall continue from year to year thereafter on a calendar year basis, until canceled at any time upon at least ninety (90) days prior written notice given by either party to the other, failure on the part of the Distributor to comply with the provisions of Article 8 and/or 9 or any other substantial breach shall be grounds for immediate termination. Notwithstanding any terms in the Supplement to the contrary, the Supplement shall terminate not later than the date of termination, expiration or cancellation of this Agreement, unless specifically agreed to the contrary by Hedman and distributor in writing, all purchases of Product(s) by Distributor from Hedman during the term of this Agreement, until this Agreement is terminated, shall be subject to its terms and conditions.

3.   NATURE OF RELATIONSHIP

This Agreement establishes the Distributor as a purchaser of Product(s) from Hedman for resale and does not constitute Distributor as an agent of Hedman for any purpose whatsoever. Distributor is an independent contractor and is no way authorized to make any contact, warranty or representation on behalf of Hedman, or create any obligation, express or implied, on behalf of or in the name of Hedman.

4.   LOCATION

     Hedman shall sell and deliver Product(s) to the delivery locations in Distributor's primary of responsibility as stated in the Supplement. While Hedman normally sells carload, truckload and bulk shipments of Product(s) directly to the customer, under appropriate circumstances. Hedman may allow Distributor to serve such accounts on a third party basis under Hedman's then-current policy of sale of the Product(s) in question.

5.   QUANTITY

     The supplement attached to this Agreement shall establish the quantity of Product(s) to be purchased by Distributor and delivered by Hedman. Distributor and Hedman shall meet at least annually after the date of this Agreement to review such quantity terms and establish new quantity terms for each succeeding year of this Agreement unless otherwise specified in the Supplement. Hedman shall not be obligated to deliver nor Distributor to take, on a monthly basis, any more than a proportionate part of the quantity specified in the Supplement, determined by dividing such quantity by the total number of months in the current contract term.

6.   PRICE

A. The purchase price for Product(s) sold to the Distributor shall be Hedman's Standards prices to Distributors in effect at the time of shipment, plus any applicable taxes, excise (including the so-called "Superfund" tax) duties or other government charges on production, manufacture, storage, sale, transportation, delivery or use of Product. Hedman shall advise Distributor of its standard prices, discounts and allowances as established by Hedman from time to time. Distributor is to receive 10% commission for all products sold excluding shipping costs.

B.   PRICE PROTECTION

During the calendar year, Distributor may furnish Hedman with satisfactory written evidence of a legitimate lower price offered to it by a recognized domestic manufacture on standard product(s) of like quality and quantity as any of the undelivered portion of Product(s) hereunder on substantially similar terms and conditions. Hedman shall either meet such lower offered price for those Product(s) within (15) days after its receipt of such evidence of the offer or permit Distributor to purchase any or all of the undelivered quantity of such available Product(s) form such alternate source while such lower delivered prices are in effect. In the later case, if Distributor has placed no order with Hedman for delivery of any quantity of such Product(s) during the forty-five (45) days following its submission to Hedman of written proof of the lower competitive price, Hedman by written notice, may terminate Hedman's obligation to sell and deliver such Product(s) under the Agreement

C.   PRICE INCREASE
     Hedman may revise prices of Product(s) listed in the Supplement hereto, by giving Distributor at least the number of days prior written notice listed in the Supplement.

D.   PRICE DECREASE

     If Hedman's published general price declines, Hedman will protect Distributor's bulk, drummed or packaged floor stocks of Hedman manufactured products if such products were purchased within thirty (30) days prior to the price decrease and were in stock on the date of such decrease, Distributor must provide Hedman with satisfactory written evidence of the existence of such inventory within thirty (30) days of such price decrease; inventory stocks may be delivered by Hedman's representative of Hedman's election. Subject to the conditions stated herein, Hedman will rebate or issue a credit to Distributor's for any difference in pricing following such price decline.

E.   GOVERNMENTAL CONTROL

     If any law, regulation or other governmental action requires Hedman to reduce price under this Agreement or prevents Hedman from increasing any price to the extent it wishes to pursuant to this Article 6, Hedman may cancel from the Agreement the Product(s) so effected by such law, regulation or other governmental action.

7.   SHIPMENTS AND TERMS OF PAYMENT

     All shipments of Product(s) shall be made by a carrier who is authorized to pick up Product(s) form Hedman. Product(s) shall be shipped and invoiced as provided in the appropriate Supplement. Terms of payment shall be net thirty
(30) days from the date of invoice, subject to change on at least thirty (30) days written notice from Hedman. Shipping dates are conditional upon availability of Product(s).

8.   HANDLING

Distributor will establish physical facilities, select carriers, and perform physical functions consistent with safe industry practice. Hedman will furnish to Distributor Material Safety Data Sheets which include health, safety and other hazard communication information on Product(s) consistent with the Federal Occupational Safety and Health Administrator's Hazard Communication Standard. Hedman will also furnish other health or safety information as available. Distributor will assess the safety aspects and environmental impact of Product(s) set forth in the Supplement based on information and take appropriate steps satisfactory to Hedman while such Product(s) are being stored and transported to protect persons, property, and the total environment. Distributor will promptly disseminate all information provided to Distributor by Hedman regarding safe handling, use, and disposal of Product(s) to all purchasers of the Product(s) set forth in the Supplement, whether such Product(s) are sold in [illegible] [illegible] and labeled by Hedman in bulk or in any other manner. In addition, Distributor will disseminate appropriate health and safety, information to all persons who may be exposed to Product(s). If Product(s) is further processed, mixed or incorporated into another product, Distributor will likewise disseminate appropriate health and safety information to all persons who may be exposed. Distributor will resell Hedman's Product(s) only to customers who Distributor has determined are capable of storing, handling or using sold Product(s) in a safe manner and without adverse environmental effect.

9.   REPACKAGING

     If Distributor repackages containers and other packaging material's and labels that comply with all pertinent provisions of any applicable federal, state or local laws and regulations. Distributors who elect to repackage Hedman Product(s) are not authorized to use Hedman's name and trademark on repackaged goods. Distributor shall employ quality control procedures sufficient to ensure that the repackaged material conforms to the original specifications for Product(s) as supplied by Hedman.

10.  LIABILITIES. CLAIMS. INDEMNIFICATION

     Hedman will defend, indemnify and hold harmless Distributor from all product liability claims and expenses resulting from the sale or use of Hedman's Product(s), and this provision will survive the termination of this Agreement, provided however, that the obligations of defense, indemnification and hold harmless will not apply to

A. Any express or implied warranty or representation by Distributor, its employee or agents not specifically authorized in writing by Hedman.

B. Claims where at the time of shipment to Distributor, Product(s) was not off specification, and/or was not defectively packaged, and/or adequate Product(s) warnings were provided to Distributor.

C. Bodily or personal injury, disease, death, property damage, or commercial loss arising out of:

     1. Any physical or chemical change in the form of the Product except for paper packaging and repackaging or labeling as specified in Article 9 herein made by Distributor, its employees, agents, or contractors.

     2. Sale by Distributor of Product(s) for applications for which industry practice or literature or Hedman have alerted Distributor that such Product(s), are not suitable or not recommended, or for a use which infringes any patent or third party property rights;

     3. Any failure on Distributor's part to make such inspectors or tests as Distributor agreed to make or a prudent distributor world promptly undertake to make in the usual course of business in connection with the Distribution or sale of Products.

     4. Negligence or misconduct of Distributor, its employees, or agents or any other organization or person except Hedman.

     5. Distributor's failure to comply with the Article 9 to the satisfaction of Hedman.

     6.   Sale by Distributor of Product(s) to another party for resale.

D. Bodily injury or property damage occurring within Distributor's premises or to Distributor's employees or agents including commercial loss of any kind, unless due to Hedman sole and direct negligence.

E. Any claim for which Distributor's has not given Hedman notice to claim setting forth fully the facts on which it is based, within thirty (30) days after the date on which such facts were discovered or reasonably should have been discovered.

F. Any claim were Hedman upon request to Distributor, has not been given the option to assume sole defense of any lawsuit, arising from said claim, at Hedman's sole expense and liability.

G. Any claim for which Distributor has failed to furnish all relevant excellence in Distributor's possession or has failed to fully co-operate with Hedman in preparing defense to the claim.

     Where a claim against Distributor that is subject to the foregoing indemnity, by Hedman is settled out of court by Distributor Hedman will indemnify Distributor for such settlement only if the settlement is made with Hedman's knowledge and consent and provided further that a release is provided by Distributor in a form acceptable to Hedman.

     To the fullest extent permitted by applicable law, Distributor will defend, indemnify, and hold harmless Hedman, its directors, employees, and agents against all claims, loss, liability (whether strict or otherwise) and including attorneys fees and other costs of litigation, resulting from any injury, disease, or death of persons (including but not limited to Distributors, employees, or agents or members of their families or damage to property including but not limited to Distributors or to the environment caused by or in connection with Distributor's transportation, loading, unloading, storage, handling, sale or use of Product(s) sold hereunder or container therefor to the extent caused by acts or omissions listed in subparagraphs (A), (C), (D), (E), (F), and (G) of this Article 10 by Distributor, its agents, employees or contractors, and this defense, indemnity, and hold harmless obligation of Distributor will survive the termination of this Agreement. Hedman will have the right but not the duty to assist in the defense of any lawsuit arising from any such claim, loss, injury, disease, death, or damage with attorneys of Hedman's selection consulting with attorneys of Distributor's selection without relieving Distributor's of any obligation hereunder. No claim of any kind by Distributor for damages arising from Product(s), delivery shortage, for non-delivery of Product(s), for or nonconforming Product(s) or breach of warranty, will be greater in amount than the purchase price of the Product involved in the claim. Distributor's failure to give notice of the claim within thirty (30) days after the date on which such facts were discovered or reasonably should have been discovered will constitute a waiver by Distributor of such claim. ENVIRO WILL NOT BE LIABLE FOR DISTRIBUTOR'S SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF WARRANTY, NEGLIGENCE, INCLUDING SPECIFICALLY THE SOLE OR CONCURRENT NEGLIGENCE OF ENVIRO, STRICT LIABILITY IN TORT, OR OTHER CAUSES.

11.  INSURANCE

     Distributor shall keep in force at all times during the term of this Agreement, a policy of Comprehensive General Liability insurance including but not limited to products and contractual liability issued by a responsible insurance carrier with primary coverage for each occurrence of not less than $1,000,000. Such policy shall provide for thirty (30) days prior written notice directly from the insurance carrier or broker to Hedman of any cancellation, material charge and/or non renewal of the policy, further, Distributor shall furnish Hedman evidence satisfactory to Hedman that the forgoing insurance is in effect.

12.  SALES POLICY AND ASSISTANCE

     A. Distributor shall use its efforts to develop the market potential for the Product(s) in the primary area surrounding the stock point locations listed under this Agreement. Hedman shall encourage aid and assist Distributor in this regard and shall endeavor on a commercially reasonable and equitable basis to refer appropriate business to Distributor.

     B. In order to assist Distributor and to render support for Distributor's customers, Hedman will from time to time provide Distributor with available technical data, technical bulletins, and other sales-aid materials relating to Hedman's Product(s). Where Hedman deems appropriate, Hedman will also provide technical assistance and training seminars for Distributor's sales representatives.

     C. Hedman will attempt to make sales and service calls and provide laboratory service in support of Distributor's sales efforts where Hedman and Distributor conclude such help is warranted. It is expressly understood that any technical advice furnished by Hedman is provided gratuitously as an accommodation to Distributor and Hedman shall have no obligation or liability for the advice or results obtained, all such advice being given and accepted at Distributor's risk.

13.  MULTIPLE DISTRIBUTOR LOCATIONS

     If Distributor operates from more than one location, Hedman may impose minimum purchase and/or other criteria for each such location in accordance with Hedman's Distributor policies and procedures. Hedman may, upon not less than three (3) months prior notice, refuse to supply any Distributor location which does not meet Hedman's criteria. Hedman will also have the option, upon not less than (3) months prior notice, to continue sales to such noncomplying location(s) but a reduced functional allowance and/or under different terms and conditions of sale than stipulated in this Agreement.

14.  SHIPMENTS, TITLE AND RISK OF LOSS

     Hedman will select the origin of all shipments and all delivery destinations will be subject to Hedman's approval. Hedman will also select the carrier for all shipments except those picked up by the Distributor at Hedman's Designated shipping location(s). Hedman reserves the right to refuse to load Product(s) into Distributor's owned or leased equipment which Hedman, in its sole judgment, determines is unsuitable; however, Hedman assumes no obligation or responsibility for inspecting such equipment or for insuring its cleanliness prior to loading. The quantity of all bulk, rail, and truck deliveries will be determined by Hedman by outage tables with corrections for temperature, by meter or by weigh master's certificate, as appropriate, and Hedman quantity determination will govern unless proven in error by more than one-half percent (0.5%) of the billing quantity.

A. For packed Product(s), at the point the Product(s) is deposited by Hedman or Hedman's agents onto Distributor owned or leased equipment;

B. For bulk solids, at the point of discharge of Product(s) from the discharge tube of Hedman or Hedman's agents transfer machine into Distributor's owned or leased equipment.

When applicable, Distributor will be granted freight allowance(s) consistent with Hedman's then current freight allowance policy/practice. On shipments arranged by Hedman, Distributor will promptly unload each delivery at Distributor's own risk and expense (including any detention charges) and according to Hedman's standard practices.

15.   WARRANTIES

      Hedman warrants only that each Product(s) will meet the physical and chemical specifications in the supplement and/or in Hedman's applicable publications. HEDMAN MAKES NO OTHER WARRANTIES, WHETHER OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE, AND NONE WILL BE IMPLIED.

16.   EXCUSES FOR NONPERFORMANCE

      Either Hedman or Distributor will be excused from the obligations of this Agreement to the extent that performance, except payment by Distributor for Product(s) delivered hereunder, is delayed by any circumstances (except financial) reasonably beyond its control or by fire, explosion, mechanical breakdown, strikes or other labor trouble, plant shutdown, unavailability of or interference with the usual means of transporting the Product(s) or compliance with any law, regulation, order, recommendation or request of any governmental authority, in addition, Hedman will be so executed in the event it is unable to acquire from its usual sources and on terms it deems to be reasonable, any material or equipment necessary for manufacturing the Product(s), if, because of such circumstances, there should be a shortage of Product(s) from any of Hedman's sources, Hedman will not be obligated to purchase Products(s) in order to perform this Agreement and may apportion its available Product(s) among all its customers and its own internal uses in such manner as Hedman finds fair and reasonable; provided, however, that Hedman will not be obligated to apportion or otherwise make available to Distributor, Product(s) which Hedman obtains by purchase or exchange for its own internal use. Quantities of Product(s) consequently undelivered will be deducted from the applicable remaining quantity obligation unless the Parties agree otherwise.

17.  DISTRIBUTOR AGREEMENT SUPPLEMENT

     The Product(s) sold by hereunder shall be included in the attached Supplement, and may change from time to time. The terms and conditions of this Agreement shall apply to any and all Supplements.

18.  ENTIRETY OF AGREEMENT

     This Agreement supersedes and replaces all prior agreements between parties, if any, relating to the subject matter of this Agreement and includes and incorporates all terms and conditions of sale of the Supplement. Additionally, this Agreement together with Hedman Distributor policy, if not inconsistent herewith, and then current price schedules constitute the entire understanding between the parties and no modification or waiver thereof shall be of any force or effect unless in writing and signed by the party claimed to be found thereby and specifically described as an amendment, extension, waiver or release under this Agreement. No modification shall be effected by the acknowledgment or acceptance of purchase orders, releases, or other forms containing different or additional conditions.

19.  ASSIGNMENT

     Distributor shall not sell, assign, transfer, or delegate any rights, or duties under, or rights of ownership to, this Agreement.

20.  CONFIDENTIALITY

     Distributor will not, without the written consent of Hedman, during this Agreement and for three (3) years thereafter, disclose to any third party any information relating to the formulation or manufacturing processes of any Product(s) covered by this Agreement which is not in the Public domain and is identified by Hedman as confidential.

21.  NOTICES

     Notice by either Hedman or Distributor will be made only by letter or telegram addressed to the other party at its address shown on page 1, first paragraph, and will be considered given as of the time it is deposited with the U.S. Postal Service or the company, postage, or charges prepaid, or to such other address as may be designated by such party by notice in writing sent in like manner.

22.      WAIVER

         Any waiver by either party of any particular breach or default of this Agreement shall be in writing and shall not constitute a continuing waiver or a waiver of any other breach or default, and acceptance by Hedman of any payments with knowledge of any breach or default shall not constitute such waiver. Any payments to be made or obligations to be performed by Distributor before, upon or subsequent to the termination of this Agreement, shall survive termination of this Agreement if not already made or performed at date of termination.


23.      BREACH OF AGREEMENT

         Failure of Distributor to:

         A. Unless otherwise agreed to in the Supplement, annually establish with Hedman and commit to product quantities for the contract term, or

         B. Use its best offers to sell product quantities as provided for in the Supplement on a continuing quarterly basis for three
                  (3) consecutive quarters, or

         C.       Cure any failure described in (A) or (B), above, within thirty
                  (30) days after written notice of same from Hedman to Distributor, or

         D. Make any payment required hereunder, without deduction, setoff or counterclaim when the same becomes due, or shall make an assignment for the benefit of creditors or in the event of a commencement of proceedings by or against Distributor, involving bankruptcy, insolvency, reorganization, or arrangement, or

         E. Comply with any laws, rules, orders or standards relating to environment, health or safety matters, upon the failure of Distributor as set forth in Paragraphs A, B, C, D, or E in this Article 23, Hedman, without demand or notice of any kind and without prejudice to any other remedy of Hedman, may immediately terminate this and any other Agreements with Distributor (Distributor remaining liable for damages) or Hedman may defer further deliveries until the default is remedied (in which event, if Hedman elects, this Agreement shall be deemed extended for a period of time equal to that during which deliveries are deferred).

24.      GOVERNING LAW

         THE PARTIES HERETO AGREE THAT ALL OF THE PROVISIONS OF THIS AGREEMENT AND ANY QUESTIONS CONCERNING INTERPRETATION AND ENFORCEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

/s/ Franz Vozich
---------------------------------------
Distributor

Franz Vozich
---------------------------------------
By

Director
---------------------------------------
Typed Name & Title

                                   SCHEDULE A


          AUTHORIZED PRODUCTS           MINIMUM PURCHASE QUANTITY
                                        COMMITMENT PER YEAR



SUPERFIL                                               600 METRIC TONS
THE ENTIRE LINE OF FIREFELT PRODUCTS                   2,000 Square metres
VERMICULITE                                            200 METRIC TONS










MINIMUM PURCHASE PRICE COMMITMENT PER YEAR-HDM AGREES TO SELL AND DISTRIBUTOR AGREES TO PURCHASE PRODUCTS WITH A MINIMUM AGGREGATE PURCHASE PRICE OF $_______ IN CALENDAR YEAR 2000

Note: It is understood that HDM will not be obligated to supply more than 125% of the above the stated minimum quantity for each PRODUCT during any year, without HDM's prior written consent.





       Distributor's Manager __________________________

IN WITNESS WHEREOF, parties have executed this Agreement as of the date written above.




         CONTEMPORARY INVESTMENTS               HEDMAN RESOURCES LIMITED


By      /s/ Franz Vozich                  By      /s/ Claude Taillefer
       ------------------------------           -------------------------------


Print                                    Print
Name    Franz Vozich                     Name     Claude Taillefer
       ------------------------------           -------------------------------

Title   Director                          Title   President & CEO
       ------------------------------           -------------------------------